Exhibit 10.4

MASTER INTERCOMPANY SERVICES AGREEMENT

This Master Intercompany Services Agreement (“Agreement”) is entered into as of August 3, 2023, by and between RespireRX Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“Provider”), and ResolutionRx Ltd., an Australian company (“Recipient”). Provider and Recipient may each individually be referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

A.	As of the date of this Agreement, Provider and Recipient are affiliates and Provider performs certain support activities in the form of both general and administrative and research and development support in the execution of business operations of Recipient;

B.	To support their ongoing operations, Recipients desire to secure the provision of such services by Provider;

C.	The Parties agree to the above pursuant to the terms and subject to the conditions set forth in this Agreement; and

D.	The Parties agree that all dates in this Agreement are United States Eastern time zone dates.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. TERM

1.1. Initial Term. This Agreement is effective as of August 3, 2023 (the “Effective Date”) and will continue for an initial term of two (2) years (“Initial Term”).

1.2. Renewal. This Agreement will automatically renew for successive one (1) year unless Recipient gives written notice to Provider of its intent not to renew this Agreement at least ninety (90) days prior to the end of the Initial Term or any renewal term, in which case the Agreement shall not renew with respect to such Recipient only.

2. THE SERVICES

2.1. Services. Provider will provide the services as set forth on Schedule A on an ongoing basis as well as such further services as Recipient and Provider may specifically agree upon from time to time (the “Services”). As noted on Schedule A, and for clarity, Recipient specifically agrees to remit to Provider for the Services or components (“Components”) of the Services until such time as the Components are no longer required and when such Components are provided by a party in Australia other than Provider, or such Components are no longer subcontracted for by Provider and Provider agrees to no longer provide such Components or Services.

2.2. Level of Effort; Quality of Services. All Services to be provided under this Agreement, including but not limited to provision of certain services by skilled personnel consultation, training, assistance, opinions, evaluations or other support which Provider renders or causes to be rendered to Recipient pursuant to this Agreement will be provided on a “reasonable efforts” basis. For purposes of this Agreement, a “reasonable efforts” basis means performing, or causing to be performed, identified tasks to the same level or degree of involvement the Provider would provide in its own internal operations.

2.3. Selection of Personnel. The selection and assignment of personnel needed to perform the Services to be provided under this Agreement will be solely determined by Provider. It is understood and agreed that personnel performing the Services will meet the job or position qualifications normally required of a person performing the particular or comparable service.

2.4. Subcontracting. Provider may subcontract the Services to be provided under this Agreement, in whole or in part, without the express written approval of Recipient, provided, however, that Provider will at all times remain fully liable for the performance by any subcontracted party in accordance with the terms of this Agreement and such subcontracted party must be bound by the confidentiality provisions in Section 10.

3. invoices and COMPENSATION

3.1. Invoices. Provider will invoice Recipient for the Services to be performed on quarterly basis (based on the fiscal year of Recipient) with such invoices to be issued, in advance, for Services to be rendered in the quarter following the date of each such invoice.

3.2. Fee. Recipient will pay Provider a fee (“Fee”) as set forth on Schedule B, which may be amended by the Parties from time to time. Only those costs and expenses wholly and exclusively or otherwise properly attributed to the provision and co-ordination of provision of the Services will be included in the calculation of the Fee.

3.3. Exclusive of Taxes. The Fee is exclusive of any Goods and Services Tax (“GST”), Value Added Tax (“VAT”), Sales or Use Tax (“SUT”) or similar tax which shall be added if and as required by law at the prescribed rate applicable from time to time. The Provider will provide Recipient with a valid GST, VAT or SUT invoice as required.

3.4. Currency. All payments must be made in the United States Dollars unless otherwise agreed by the Parties.

3.5. Records. The Provider will maintain records that support the invoices submitted to Recipient and will make available such records to Recipient upon written request.

4. BUDGET

4.1. Budget. Annually, based on the fiscal year of Recipient, Provider must deliver to Recipient its budget for the costs and expenses it reasonably believes will be incurred in the provision of the Services (“Budget”). For clarity, Recipient and Provider agree that the amounts described in Section 2.1 are minimum agreed amounts and may be increased by written agreement of Recipient and Provider. Recipient must promptly raise any objections to the Budget, other than with respect to the amounts in Section 2.1, and the Parties will negotiate in good faith to resolve such objections and agree on a Budget.

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5. COOPERATION

5.1. The Parties agree to mutually assist one another to ensure that the Services provided under this Agreement are satisfactorily performed.

5.2. The Parties are entitled to inspect, and be provided copies, of all relevant books and records of the other Parties to ascertain compliance with this Agreement.

6. INDEMNIFICATION

6.1. Recipients’ Liability. Recipient will indemnify, defend and hold Provider harmless against any and all claims, demands, suits, losses, damages and liabilities (including, without limitation, interest and reasonable legal’ fees) arising out of or resulting from such Recipient’s failure to comply with any law, ordinance or regulation applicable to its business or such Recipient’s breach of this Agreement, except to the extent Provider has primary liability pursuant to clause 6.2.

6.2. Provider’s Liability. Provider will indemnify, defend and hold Recipient harmless against any and all claims, demands, suits, losses, damages and liabilities (including, without limitation, interest and reasonable legal fees) arising out of or resulting from Provider’s failure to comply with any law, ordinance, or regulation applicable to its business or Provider’s breach of this Agreement.

6.3. Notice. A Party’s obligation to defend and indemnify the other hereunder is subject to the conditions that the Party seeking indemnification promptly notifies the relevant Party in writing of any such claim, the Party seeking indemnification cooperates fully in defense of the claim and the indemnifying Party has control of the defense, to the extent of the indemnity.

7. relationship of parties

The relationship between the Parties established by this Agreement is not that of principal and agent, nor that of employer and employee, partners or joint venturers. Provider is not granted any authority to create any obligation, express or implied, on behalf of, or in the name of, Recipient or to bind Recipient in any manner whatsoever. Provider will not make available, and Recipient will not use, Provider’s premises or facilities on a continuous basis unless agreed to between the Parties pursuant to a separate agreement.

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8. TERMINATION

8.1. Termination.

(a) After the expiration of the Initial Term, Provider and Recipient may terminate this Agreement upon ninety (90) days written notice.

(b) Provider and Recipient may terminate the Agreement, effective immediately, in the event of:

(i) the other Party’s bankruptcy, insolvency or other legal suspension of business, either voluntary or involuntary, or by law, or by agreement with creditors or upon the appointment of any assignee, trustee, receiver, committee or other person or persons who are charged with the administration or possession of the assets and property of a Party; or

(ii) the other Party’s continuing or material breach of the provisions of this Agreement and, in the case of such a breach which is capable of remedy, the failure to remedy the breach to the satisfaction of the non-defaulting Party within 30 days after receipt of a written notice by the non-defaulting Party giving full particulars of the breach and requiring it to be remedied or, if the breach is not capable of remedy in the reasonable opinion of the non-defaulting Party, by serving on the defaulting Party a notice of termination.

8.2. Upon termination of the Agreement all unpaid Fees under this Agreement immediately become due and payable within thirty (30) days. The Parties acknowledge that there are no payments contemplated upon termination other than what are set forth in the preceding sentence.

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9. CONFIDENTIALITY

9.1. For purposes of this Agreement, the term “Confidential Information” means any information disclosed by one party to the other, orally or in writing, or known by either party directly or indirectly as a consequence of this Agreement, and not generally known otherwise and which in any way relates to the products or the business of either party or their affiliates including, but not limited to, information relating to research, development, inventions, discoveries, concepts, ideas (whether patentable or not), data, technical information, know-how, management practices, business strategy (including joint ventures, acquisitions or similar transactions), financial information, accounting, production, information systems, purchases, engineering, marketing, merchandising and selling materials.

9.2. Both parties hereby agree that it shall not disclose any Confidential Information to anyone other than the employees or advisors who have a need to know or evaluate such information in order to perform such party’s obligations hereunder. Such employees or advisors shall be bound by this provision. Neither party shall use Confidential Information for its own benefit or for the benefit of any third party without the other party’s written consent. Both parties’ obligations under this Agreement regarding Confidential Information shall not apply to any Confidential Information which:

(a) was known by Provider before it was disclosed to it by Recipient and was not subject to any obligation of confidentiality;

(b) was in the public domain or entered the public domain through no fault of Provider; or

(c) must be disclosed by operation of law or pursuant to a court order or rules of a recognized stock exchange or ruling or an administrative order or by order of a regulatory or self-regulatory organization; provided, that the receiving party (“Receiving Party”) shall take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information and give prompt written notice to the disclosing party (“Disclosing Party”) of such required disclosure. For clarity, in the event the Receiving Party is requested or required (by oral questions, interrogatories, request for information, subpoena or similar process) to disclose any Confidential Information supplied to Receiving Party, Receiving Party shall use reasonable best efforts to provide to Disclosing Party, prompt notice of such requests so that Disclosing Party may seek an appropriate protective order, other remedy and/or, in its sole discretion, waive compliance with this Agreement. Receiving Party shall cooperate with the Disclosing Party in seeking any such protective order or other remedy, at Disclosing Party’s expense. If in the absence of a protective order or the receipt of a waiver, upon the written advice of counsel of its own choosing, the Receiving Party determines that it or its representatives (“Representatives”) are compelled to disclose any Confidential Information under penalty of contempt or liability, the Receiving Party or its Representatives, may disclose such material without liability hereunder, but only such portion of the Proprietary Information as the Receiving Party is advised in writing by its counsel that it is legally required to provide to comply with the request or requirement, and Receiving Party will, in any event, exercise its best efforts to obtain assurance that confidential treatment will be accorded to that portion of Confidential Information that is being disclosed. In no event will a Receiving Party oppose action by a Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

9.3. The Parties’ obligations under this Agreement regarding Confidential Information survive the termination or expiration of this Agreement.

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10. THIRD PARTY RIGHTS

10.1. Notice of Third Party Claims. Provider shall immediately give written notice to the Recipient of any third party demand, claim or proceeding alleging that the exercise by Provider of any of the rights granted to it by this Agreement, in the manner and for the purposes contemplated by this Agreement, infringes any intellectual property belonging to a third party.

10.2. Defense by Recipient. Subject to the remainder of this Section 10 Recipient may, at its option and expense, but subject to the written consent of Provider, defend or settle any action brought against Provider which consists of a claim that the exercise by the Provider of any of the rights granted it by this Agreement infringes any intellectual property belonging to a third party, and if Recipient elects to take such action, it agrees to be responsible for and indemnify the Provider against all losses, costs (including reasonable legal costs), damages, liabilities, claims and expenses suffered or incurred by the Provider in connection with any such claim. Such Settlement shall not include any statement, observation or opinion or communicate any information (whether oral or written) that disparages, or that may, in any way, harm the reputation or business of Provider without Provider’s prior written consent.

10.3. Defense by the Provider. If Recipient fails to take action within fourteen (14) days of its receipt of notice of any claim from Provider, then Provider may undertake the defense of such claim in its own name. Provider must keep Recipient informed of all material developments and may not make any admission as to liability or agree to any settlement of compromise in the action or claim without Recipient’s prior written consent.

10.4. This Section 10 states the entire obligation and liability of Provider and the sole remedy of Recipient in respect of any infringement or alleged infringement of any intellectual property arising from the exercise of the rights granted under this Agreement.

11. GENERAL PROVISIONS

11.1. Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and delivered by e-mail, facsimile or other electronic transmission service to an authorized representative of the relevant Party.

11.2. Assignment. This Agreement may not be assigned by any Party without the prior written consent of the others.

11.3. Successors and Assigns. The terms and conditions of this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors, and assigns.

11.4. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule. Any action arising out of, based upon or related to this Agreement or the transactions contemplated hereby, shall only be instituted in the federal courts of the United States of America located in the State of Delaware or, if such courts lack jurisdiction, in the courts of the State of Delaware located in the City of Wilmington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such action. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any action brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action in such courts and irrevocably waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY SERVICE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY SERVICE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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11.5. Force Majeure. No Party shall be liable for failure or delay in performing under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, outbreak of disease, governmental acts or omissions, labor strikes, lockouts or other disturbances, war, riot or difficulties in procuring labor or materials. Upon the occurrence of any such event, the Party failing or delaying performance shall promptly notify the other Parties in writing, setting forth the nature of the occurrence, its expected duration and how its performance is affected. The failing or delaying Party shall use commercially reasonable efforts to eliminate, cure or overcome the occurrence and in any event shall resume performance of its obligations hereunder as soon as practicable after the occurrence ceases. If any of these causes prevents or delays performance for more than 90 consecutive days, either Party may terminate this Agreement effective immediately on written notice to the other Party.

11.6. Entire Agreement. This Agreement, including its attached exhibits and schedules specified herein, supersedes all prior or contemporaneous written or oral agreements and understandings relating to the subject matter hereof. No Party is entitled to rely on any representations of any officer, employee or agent of another Party which is not expressly set forth in this Agreement.

11.7. Amendments. This Agreement may not be amended, altered or changed unless in writing signed by the Parties.

11.8. Severability. If any provision of this Agreement is, for any reason, held invalid or illegal in any respect, such invalidity or illegality will not affect the validity of this Agreement itself and there will be substituted for the affected provision, a valid and enforceable provision which most closely approximates the intent and economic effect of the invalid provision. If such provision cannot be amended so as to be valid and enforceable, then such provision is severable from this Agreement, and the remaining provisions of this Agreement will remain valid and enforceable.

11.9. Further Assurances. Each Party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this License.

11.10. Waiver. Any Party’s failure to enforce any provision of this Agreement or to require performance by another Party will not be construed as a waiver of such provision nor affect the validity of this Agreement or any part thereof, or any Party’s right to enforce any provisions thereafter.

11.11. Counterparts. This Agreement may be executed in two or more counterparts and delivered by e-mail or facsimile, all of which taken together will constitute one instrument.

11.12. Headings. The headings contained in this Agreement are for convenience and reference only and do not define, limit, extend, or describe the scope of this Agreement or the intent of any provision thereof.

(Signature Page to Follow)

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date set forth above.

PROVIDER:

RespireRX Pharmaceuticals, Inc.

By:	/s/ Jeff Eliot Margolis
Name:	Jeff Eliot Margolis
Title:	SVP, CFO, Treasurer and Secretary

RECIPIENT:

ResolutionRx Ltd

By:	/s/ Michael Burfield
Name:	Michael Burfield
Title:	Director

Schedule A

GENERAL AND ADMINISTRATIVE

Corporate Personnel

CEO (incl part-time CEO services)

CFO/VP Finance (incl part-time CEO services)

Financial Controller

Administrative Personnel

Employee Benefits & Overhead (CEO through Admin)

Repayment of Advances

Professional Services

Legal - General

Legal - Patent

Accounting

IT & Systems

Insurance & General

D & O Insurance

Product Liability Insurance

Office Rent

Utilities

Telephone/WiFi

Equipment and Supplies

IR/PR

Annual Mnimum Royalty -UIC

RESEARCH AND DEVELOPMENT

Research & Development Personnel

CSO (incl part-time CEO services)

VP R&D

CMO (part-time)

Project Manager R&D

Director Formulation Development/CMC

Clinical Research Associate

Administrative Personnel

Employee Benefits & Overhead

Scientific Advisory Boards

SCHEDULE B

BUDGET YEAR 1

All numbers refer to US$	Q1	Q2	Q3	Q4	Year 1

GENERAL AND ADMINISTRATIVE

Corporate Personnel*
Subtotal - Corporate Personnel	292,125	292,125	160,875	160,875	906,000

Professional Services
Subtotal - Professional Services	33,500	33,500	33,500	33,500	134,000

Insurance & General
Subtotal - Insurance & General	17,500	17,500	17,500	17,500	70,000

TOTAL GENERAL AND ADMINISTRATIVE	343,125	343,125	211,875	211,875	1,110,000

RESEARCH AND DEVELOPMENT
Research & Development Personnel*
Subtotal - Research & Development Personnel	272,159	308,500	308,500	308,500	1,307,500

Grand total	615,284	651,625	520,375	520,375	2,417,500

BUDGET YEAR 2

	Q1	Q2	Q3	Q4	Year 2

GENERAL AND ADMINISTRATIVE

I. Corporate Personnel
Subtotal - Corporate Personnel	282,750	282,750	282,750	282,750	1,131,000

V. Professional Services
Subtotal - Professional Services	131,250	131,250	31,250	31,250	325,000

VI. Insurance & General
Subtotal - Insurance & General	17,500	17,500	17,500	17,500	70,000

TOTAL GENERAL AND ADMINISTRATIVE	431,500	431,500	331,500	331,500	1,526,000

II. Research & Development Personnel
Subtotal - Research & Development Personnel	300,063	339,063	339,063	339,063	1,317,250

Grand total	731,563	770,563	670,563	670,563	2,843,250